Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        John J. Haines
Franklin Electric Co., Inc.
260.824.2900

FRANKLIN ELECTRIC ACQUIRES INDUSTRIAS ROTOR PUMP S.A.

Fort Wayne, IN - July 3, 2018 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has acquired Industrias Rotor Pump S.A. headquartered in Buenos Aires, Argentina. Industrias Rotor Pump imports, manufactures, assembles, and distributes a large variety of water pumping equipment for sale to distributors and other resellers in the Argentine market place. In their fiscal year 2017, Industrias Rotor Pump had annual sales of approximately $21 million.

Gregg Sengstack, Chairman and CEO of Franklin Electric Co., Inc commented:

“We are pleased to acquire Industrias Rotor Pump, one of the leading providers of water pumping equipment in Argentina. Franklin Electric has had a long and successful relationship with Industrias Rotor Pump for over three decades. It serves customers’ water pumping needs by providing products imported from all over the world for residential, agricultural and industrial end markets. The team at Industrias Rotor Pump has built the most successful business of its kind in Argentina by being technical experts on water pumping products and providing its customers with outstanding service and support.”

Results of Industrias Rotor Pump will be reported in the Water Systems segment beginning in the third quarter of 2018. The Company expects this acquisition to be accretive to 2019 earnings per share.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statement